Exhibit 99.1
Armstrong World Industries Announces Details of European Flooring Strategy
LANCASTER, Pa., September 23, 2010 — Armstrong World Industries, Inc. (NYSE: AWI) today announced additional actions in the execution of its European flooring strategy. The Company will focus on products and regions where it believes it can be a market leader, and will streamline its product range and sales organization accordingly.
Armstrong intends to concentrate its European flooring manufacturing operations in Germany and continue to make linoleum and homogenous vinyl flooring for the commercial market in its Delmenhorst and Bietigheim plants, respectively. During the fourth quarter of 2010, Armstrong plans to withdraw from the residential market (as previously announced in August of this year), and as a result, its Teesside, UK manufacturing facility will likely close. In addition, Armstrong no longer intends to make heterogeneous vinyl flooring in Europe at its Holmsund, Sweden, plant, and it is anticipated that the Holmsund facility will also close. Subject to consultations with employee representatives, the Company anticipates that these restructuring measures will affect approximately 520 jobs across Europe — or about 38 % of Armstrong’s European flooring workforce.
In total, the Company expects to incur expenses of $30 million to $35 million for these actions through 2011. The expenses will primarily include severance benefits and asset writedowns; the amount of severance benefits will be determined following employee consultation periods. Related cash expenditures are expected to be approximately $25 million. The Company expects to realize annual benefits of between $15 million and $20 million from these actions although the full benefit will not occur until 2012.

“We deeply regret that we cannot achieve a sustainable business structure without affecting our employees,” said Frank J. Ready, executive vice president, Armstrong World Industries, Inc. “We are committed to our employees and we will do our best to act in the balanced interest of our staff, company, customers and shareholders. We have a clear goal in front of us: we want to be the market leader of specialized flooring in selected markets with a solid foundation for achieving sustainable profitable growth by 2013.”
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Contacts
Beth Riley, bariley@armstrong.com
Investors:	(717) 396-6354
News media:	(866) 321-6677
Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We try to reduce both the likelihood that these risks will affect our businesses and their potential impact. However, no matter how accurate our foresight, how well we evaluate risks, and how effective we are at mitigating them, it is still possible that one of these problems or some other issue could have an adverse effect on our business, profitability, and the carrying value of assets. We undertake no obligation to update any forward-looking statement beyond what is required by applicable securities law.
About Armstrong
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2009, Armstrong’s consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., Armstrong operates 35 plants in nine countries and has approximately 10,200 employees worldwide. For more information, visit www.armstrong.com.